Exhibit 99.1

Company Contact:

Steven M. Besbeck

President and CEO

818-880-6700 x252
-or-
Ron Stabiner
The Wall Street Group, Inc.
212-888-4848

FOR IMMEDIATE RELEASE:

ASPYRA RAISES $4.5 MILLION IN PRIVATE PLACEMENT

TO IMPLEMENT GROWTH PLAN

CALABASAS, Calif., May 18, 2006, Aspyra, Inc. (AMEX-APY), a provider of Clinical and Diagnostic Information Systems for the healthcare industry, today announced that it has raised $4.5 million through a private placement of its Common Stock with a group of accredited investors.

Under the terms of the agreement, which was effective May 4, 2006, investors received 2,250,000 shares of Common Stock and 1,350,000 Warrants. The per unit purchase price was $2.00, for an aggregate consideration of $4,500,000, and the exercise price under the Warrants is $3.00 per share. The closing was effective May 17, 2007. The funds will be used for completion of the integration plan associated with the Company’s recent merger, marketing, and general working capital purposes.

“The capital infusion will provide funding to help ensure the successful execution of our strategic integration plans associated with our recent merger with StorCOMM, Inc., and to accelerate the marketing of our new products,” stated President and Chief Executive Officer Steven M. Besbeck. “We are pleased that the investor group has shown its confidence in the Company and our management strategy at a time when Aspyra is well-poised for expansion and growth in the Health Care Information Technology (HCIT) market. We are focusing full attention for Aspyra’s products on this rapidly growing healthcare sector, which is expected to reach $25 billion by 2009.”

About Aspyra, Inc.

Aspyra is a global provider of clinical and diagnostic information solutions for the healthcare industry. We have accumulated over 35 years of industry experience, specializing in enterprise-wide systems for hospitals, multi-specialty clinics, clinical laboratories, imaging departments and centers, orthopedic environments and pharmacies. Our highly scalable products may be installed as standalone or integrated to provide a single-vendor solution. For more information on Aspyra, its products and services, visit www.aspyra.com

Safe Harbor Statement

This press release may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements related to anticipated revenues, expenses, earnings, operating cash flows, the outlook for Aspyra’s markets and the demand for its products. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. Such statements are based upon, among other things, assumptions made by, and information currently available to, management, including management’s own knowledge and assessment of the Company’s industry and competition. Factors that could cause Aspyra’s actual results to differ materially from these forward-looking statements include among others: whether the combined company will realize the potential benefits of the merger; the competitive environment; unexpected technical and marketing difficulties inherent in major product development efforts; the potential need for changes in our long-term strategy in response to future developments; future advances in clinical information technology and procedures, as well as potential changes in government regulations and healthcare policies; and rapid technological change in the microelectronics and software industries. The Company refers interested persons to its most recent Annual Report on Form 10-KSB and its other SEC filings for a description of additional uncertainties and factors, which may affect forward-looking statements. The Company assumes no duty to update its forward-looking statements.

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